EXHIBIT 21.1

SUBSIDIARIES OF SEQUENTIAL BRANDS GROUP, INC.

Sequential Brands Group, Inc. has seven wholly-owned subsidiaries: Sequential Licensing, Inc., a California corporation, Bella Rose, LLC, a California limited liability company, Heelys, Inc., a Delaware corporation, B®and Matter, LLC, a Delaware limited liability company, SBG Revo Holdings, LLC, a Delaware limited liability company, SBG FM, LLC, a Delaware limited liability company, and SBG Universe Brands, LLC, a Delaware limited liability company.

DVS Footwear International, LLC is a joint venture between Sequential Brands Group, Inc. and Elan Polo International, Inc. The operating agreement entered into between the parties provides that Sequential Brands Group, Inc. will receive 65% of the distributions and allocation of net profits and losses of DVS Footwear International, LLC and 60% of the distributable assets upon dissolution of DVS Footwear International, LLC.

William Rast Sourcing, LLC, a California limited liability company, and William Rast Licensing, LLC, a California limited liability company, are wholly-owned subsidiaries of Bella Rose, LLC.

William Rast Retail, LLC, a California limited liability company, is a wholly-owned subsidiary of William Rast Sourcing, LLC.

William Rast Europe Holdings, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of William Rast Sourcing, LLC.

William Rast Europe B.V. is a wholly-owned subsidiary of William Rast Europe Holdings, LLC.

Galaxy Brands, LLC, a Delaware limited liability company, American Sporting Goods Corp., a Delaware corporation, and LNT Brands LLC, a Delaware limited liability company, are wholly-owned subsidiaries of SBG Universe Brands, LLC.

GBT Promotions LLC, a Delaware limited liability company, and Basketball Marketing Company, a Delaware corporation, are wholly-owned subsidiaries of Galaxy Brands, LLC.